UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): December 1, 2004 (November 25, 2004)

Axesstel, Inc.

(Exact Name of Registrant as Specified in Charter)

Nevada	001-32160	91-1982205
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6815 Flanders Drive, Suite 210, San Diego, California	92121
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (858) 625-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On November 25, 2004, our 2004 Equity Incentive Plan, which we refer to as the 2004 Equity Plan, became effective upon the effective date of stockholder approval of such plan. Our board of directors approved the 2004 Equity Plan on September 29, 2004. Our stockholders approved the plan by written consent dated October 20, 2004, but such approval did not become effective until 20 calendar days after the mailing to our stockholders of the information statement required by Rule 14c-2(b) of the Exchange Act. The information statement was mailed on November 5, 2004. As a result of the effectiveness of the 2004 Equity Plan, our prior stock option plans adopted in September 2002, March 2003 and September 2003, which we refer to as the Prior Plans, are no longer available for new grants.

A total of 1,200,000 new shares of our common stock have initially been reserved for issuance under the 2004 Equity Plan. In addition, the 2004 Equity Plan includes in its reserve approximately 800,000 shares that were available for grant under the Prior Plans at the effective date of the 2004 Equity Plan. The reserve under the 2004 Equity Plan will also include any shares currently subject to options under the Prior Plans that expire or become unexercisable for any reason without having been exercised in full. At the effective date of the 2004 Equity Plan, approximately 2,000,000 shares were subject to option under the Prior Plans. The effect of establishing a share reserve of this nature is to merge into the 2004 Equity Plan any shares which would, but for the termination of the Prior Plans for new grants, have been available under the Prior Plans. The total plan reserve, including the new shares and shares currently reserved under the Prior Plans, cannot exceed 4,093,842 shares as of the effective date. The number of shares reserved under the 2004 Equity Plan will increase each year by the least of:

•	three percent of our then outstanding shares;

•	750,000 shares; or

•	a number of shares determined by our board.

Awards under the 2004 Equity Plan may be granted to any of our employees, directors or consultants or those of our affiliates. Awards may consist of stock options (both incentive stock options and non-statutory stock options), stock awards, stock appreciation rights and cash awards.

Pursuant to non-employee director compensation policies approved by our board on August 12, 2004 and described in the information statement filed with the Commission on November 5, 2004, we agreed to issue an aggregate of 180,000 shares to our non-employee directors upon the effective date of the 2004 Equity Plan. Accordingly, on November 25, 2004, 45,000 restricted shares of our common stock were issued to each of Mr. Harry Casari, Mr. Eric Schultz and Mr. Åke Persson, and 15,000 restricted shares of our common stock were issued to each of Mr. Jai Bhagat, Mr. Haydn Hsieh and Dr. Seung Taik Yang. One third of these shares vested immediately upon the date of grant, and an additional one-third of these shares will vest on each of the first and second anniversaries of the date of appointment or election of such director, provided that such director continues to serve on our board at that time.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Axesstel, Inc.

By:	/s/ David Morash
David Morash
President, Chief Operating Officer and
Acting Chief Financial Officer

Date: December 1, 2004